Exhibit 99.1

February 4, 2004

For Immediate Release

Contact: Bill Smith
Chief Financial Officer
(509) 835 2811

METROPOLITAN MORTGAGE & SECURITIES CO., INC. AND
SUMMIT SECURITIES, INC. ANNOUNCE VOLUNTARY FILING
FOR REORGANIZATION UNDER CHAPTER 11

Spokane, Washington — February 4, 2004 — Metropolitan Mortgage & Securities Co., Inc. and Summit Securities, Inc. today filed for bankruptcy relief under Chapter 11 of the bankruptcy code. The filing occurred in the U.S. Bankruptcy Court for the Eastern District of Washington, in Spokane, and followed the companies’ earlier announcement that the filing was expected this week. The companies’ insurance subsidiaries are financially sound, remain operating and were not included in the filing.

“We believe Chapter 11 gives us the best opportunity to restore trust and faith in the companies,” said Bill Smith, Chief Financial Officer for both companies. “As we said earlier, we anticipate putting into place a plan of reorganization that will allow the companies to combine and reorganize through a debt-for-equity arrangement. This arrangement will likely provide current bondholders and creditors with substantially all ownership in the reorganized company.”

“We are working cooperatively with bondholders, creditors and the court and plan to emerge as soon as possible from bankruptcy with a strong, vibrant company operating with the highest level of integrity,” said Smith. “We know that our exit from bankruptcy is a difficult process that could take up to a year, and we also know the anguish this filing may have caused our investors and those who have put their faith in us. We are firmly committed to satisfying our financial obligations to the maximum extent possible.”

These Chapter 11 filings do not affect the continuing operations of the companies’ subsidiary insurance companies, which will continue their business as usual. The insurance company subsidiaries remain subject to the jurisdiction of state insurance regulators charged with protecting the interests of policyholders and claimants in all states and territories. The insurance companies remain committed to cooperate with the state insurance regulators in their efforts to protect the interests of policyholders and annuitants.

Metropolitan and Summit emphasized that the restructuring process should have little effect on their ability to fulfill their obligations to employees or to pay vendors for goods and services. As a result of the Chapter 11 filings, the companies will be prohibited from paying certain pre-filing obligations. In due course, the companies believe the court will permit them to continue post-filing daily operations without interruption.

This press release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and the actual results could differ materially as a result of known and unknown risks and uncertainties, including: various regulatory issues, the outcome of the Chapter 11 process, current and future litigation concerning the companies, the outcome of discussions with representative of the companies’ creditors, general economic conditions, future trends and other risks, uncertainties and factors disclosed in the companies’ filings with the Securities and Exchange Commission. Finally, there may be other results not mentioned above or included in the companies’ SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. You should not place undue reliance on any forward-looking statement. The companies assume no obligation to update any forward-looking statement as a result of new information or developments, except as may be required by securities laws.

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Additional Contact:	Mary Keller Assistant Vice President (509) 835-2811